Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Plan, the 2018 Equity Incentive Plan and the 2019 Employee Stock Purchase Plan of RAPT Therapeutics, Inc. of our report dated May 24, 2019 (except for the retroactive effect of the 1-for-6 reverse stock split as described in Note 2, as to which the date is July 22, 2019), with respect to the consolidated financial statements of RAPT Therapeutics, Inc. for the year ended December 31, 2018, included in its Registration Statement (Form S-1 No. 333-232572) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

November 1, 2019